UNITED STATES
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WASTE CONNECTIONS, INC.
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May 8, 2019

Supplemental Information Regarding Proposal 2 –
Advisory Vote on Named Executive Officer Compensation (“Say on Pay Proposal”)

Dear Shareholders,

We would like to take this opportunity to provide supplemental information on Proposal 2 – the annual advisory vote on the compensation paid to our named executive officers (the “Say on Pay Proposal”), for which the Board of Directors (the “Board”) of Waste Connections, Inc. (the “Company”) is requesting your support.

Glass, Lewis & Co., LLC (“Glass Lewis”), a leading proxy advisory firm, has recommended that shareholders vote in favor of the Say on Pay Proposal in our 2019 management information circular and proxy statement (“proxy statement”). In contrast, another leading proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), has recommended that shareholders vote against our Say on Pay Proposal because the Company entered into amended NEO agreements in the past year without removing what ISS characterizes as excessive cash severance provisions.

We strongly disagree with the ISS recommendation and are providing you with the following supplemental information regarding the consistency of the Company’s named executive officer compensation. This information is summarized here and provided in more detail below.

ISS’s Position	The Company’s Response

ISS notes that the Company entered into or amended NEO agreements in the past year without removing what it considers to be excessive cash severance.	The Company’s Separation Benefits Plan, and the NEOs’ corresponding letter agreements, including our CEO’s Separation Benefits Plan and Employment Agreement, were amended in 2018 to update their “Change in Control” definitions and certain other provisions to reflect changes to the Company’s corporate structure following the Progressive Waste acquisition in 2016. The purpose of the amendments was not to renegotiate the economics of the severance and change in control benefits of the NEOs’ employment agreements, which have remained consistent since 2012. In prior years since 2012, ISS has recommended a vote “FOR” the Company’s Say on Pay Proposals, and shareholders have overwhelming approved the Company’s Say on Pay Proposals.

Our NEO Compensation Program has Remained Relatively Consistent over the Years

Based on the Company’s long term and consistent record of strong financial performance and superior shareholder returns, the Company’s compensation program has remained relatively unchanged over the years. In particular, our NEO compensation program and the economics of the severance and change in control benefits in our NEOs’ employment agreements have remained relatively unchanged since 2012, and ISS and Glass Lewis have recommended a vote “FOR” our Say on Pay Proposals in prior years.

The Company’s Separation Benefits Plan, and the NEOs’ corresponding letter agreements, including our CEO’s Separation Benefits Plan and Employment Agreement, were amended in 2018 to update their “Change in Control” definitions and certain other provisions to reflect changes to the Company’s corporate structure following the Progressive Waste acquisition in 2016. The 2018 amendments did not change the economics of the severance and change in control benefits in the employment agreements for Messrs. Mittelstaedt and Chambliss. While Mr. Jackman’s severance and change in control benefits were increased as a result of his July 1, 2018 promotion to President, his 2019 annual compensation adjustments have brought those severance and change in control benefits to less than three-times the sum of his first full year of base salary and target bonus in his new role, thus already alleviating the “current market norms” concern raised by ISS. We would also like to take this opportunity to remind ISS and our shareholders that the Company’s Separation Benefits Plan, and the NEOs’ corresponding letter agreements, including our CEO’s Separation Benefits Plan and Employment Agreement, were entered into in 2012 to remove certain “single-trigger” change in control provisions contained therein, which ISS and our stockholders overwhelmingly supported at our 2013 Annual Meeting of Stockholders.

Our NEO Compensation Program has Received Broad Support from Shareholders

At last year’s Annual and Special Meeting of Shareholders, approximately 96% of the shares cast approved our NEO compensation program as described in last year’s management information circular and proxy statement. The Compensation Committee and the Company viewed these results as a strong indication that the Company’s shareholders support the executive compensation policies and practices of the Company.

Our NEO Compensation Program has Led to Superior Shareholder Returns While Maintaining Below Median Targeted Total Direct Compensation

We believe the consistency of our NEO compensation program has led to superior shareholder returns. As illustrated below and detailed in our most recent Annual Report on Form 10-K, our total shareholder return, or TSR, over the five-year period ending December 31, 2018, was 167.1% and has outperformed the S&P 500 Index, the Dow Jones U.S. Waste & Disposal Services Index and our Peer Group Companies, as described in the 2019 proxy statement.

As described in our proxy statement, a review by the Compensation Committee’s independent compensation consultant in late 2017 concluded that, in aggregate, the Company’s targeted total direct compensation for the NEOs was aligned with the 25th percentile of the Comparator Group. It was also noted that the Company’s annualized TSR was above the 75th percentile for all measurement periods between one and ten years when compared to the Comparator Group. The cash severance provision that ISS considers to be excessive (i.e., greater than three-times base salary plus target bonus) is a result of our NEOs’ below median targeted total direct compensation.

In February 2019, after discussions with the Compensation Committee’s independent compensation consultant about the composition of the Company’s Comparator Group, the Compensation Committee again noted, as shown below, that the Company’s annualized TSR was approximately at or above the 75th percentile for all measurement periods between one and ten years when compared to the updated Comparator Group.

ISS’s May 2019 Report Notes the Company’s Pay for Performance Alignment

In its May 4, 2019 Proxy Analysis & Benchmark Policy Voting Recommendations for Waste Connections, Inc., ISS notes that the percentiles of the annualized three-year performance and pay rankings for the Company and its ISS derived peers are in alignment. ISS further notes in those recommendations that the Company’s pay for performance quantitative screen yields a “Low” level of both initial and overall quantitative concern. ISS’s recommendation against the Company’s Say on Pay Proposal appears to be inconsistent with these findings.

The 2018 Equity Retention Grant to Our CEO was Disclosed in 2018, Recommended for Approval by ISS and Approved by Approximately 96% of Our Shareholders

In 2018, ISS recommended a vote “FOR” the Company’s say-on-pay proposal, which included disclosure regarding the February 2018 retention equity award to our chief executive officer. The terms of that award have not changed. The 2018 retention equity award includes a claw back provision if Mr. Mittelstaedt resigns without Good Reason (as defined in the CEO Separation Benefits Plan) prior to February 13, 2023. Given the claw back provision and the desire to otherwise maintain the CEO’s existing compensation program, the Compensation Committee views the $9 million retention equity award as additional compensation to the CEO spread over a five-year period, offsetting a majority of the current shortfall in the CEO’s targeted total direct compensation against the 50th percentile of the Comparator Group. The Compensation Committee believes the equity award both further aligns the CEO’s compensation with shareholder interests and provides an additional incentive to retain the services of a CEO under whose leadership the Company has generated superior long-term shareholder returns. For 2018, the Compensation Committee maintained Mr. Mittelstaedt’s targeted total direct compensation similar to prior years and, for the fourth consecutive year, did not increase his base salary.

Recent Changes to Further Align Pay with Performance

In light of our shareholders’ support and the significant shareholder value creation over the years, the Compensation Committee decided to retain the core design of our executive compensation program for fiscal 2018. The Company’s management and Compensation Committee, with the input of the full Board of Directors and the Compensation Committee’s independent compensation consultant, has periodically reviewed our executive compensation program and made certain revisions over the years to further align pay with performance. For example, beginning in February 2019, the Compensation Committee increased the percentage of each NEO’s and other corporate officer’s normal annual award of long-term performance-based equity compensation (relative to annual performance-based RSU awards), such that PSUs now constitute at least 50% of total equity compensation.

Conclusion

The Company’s Separation Benefits Plan, and the NEOs’ corresponding letter agreements, including our CEO’s Separation Benefits Plan and Employment Agreement, were amended in 2018 to update their “Change in Control” definitions and certain other provisions to reflect changes to the Company’s corporate structure following the Progressive Waste acquisition in 2016. The purpose of the amendments was not to renegotiate the economics of the severance and change in control benefits of the NEOs’ employment agreements, which have remained consistent since 2012. In prior years since 2012, ISS has recommended a vote “FOR” the Company’s Say on Pay Proposals, and shareholders have overwhelming approved the Company’s Say on Pay Proposals. We strongly disagree with the ISS recommendation against our Say on Pay Proposal, especially given the contradictions in its most recent pay for performance evaluation of the Company. We believe the consistency of our NEO compensation program, including recent changes increasing the percentage of each NEO’s long-term performance-based equity compensation as a percentage of total equity compensation, has led to and will continue to yield superior shareholder returns.

For these reasons, we are asking you to support the Say on Pay Proposal in our proxy statement for the Company’s upcoming Annual and Special Meeting of Shareholders being held on Friday, May 17, 2019.

Thank you for your consideration. If you have any questions, please feel free to contact Mary Anne Whitney, Senior Vice President and Chief Financial Officer, at (832) 442-2253 or at maryannew@wasteconnections.com.